EXHIBIT 4.1

PROMISSORY NOTE

$5,450,187.24	August 31, 2018

FOR VALUE RECEIVED, the undersigned, LADENBURG THALMANN ANNUITY INSURANCE SERVICES LLC, a Florida limited liability company (the “Maker”), promises to pay to KESTLER FINANCIAL GROUP, INC., a Virginia corporation (the “Payee”; Payee, and any subsequent holder(s) hereof, being hereinafter referred to collectively as “Holder”) at Leesburg, Virginia or at such other place as Holder may designate to Maker in writing from time to time, the principal sum of Five Million Four Hundred Fifty Thousand One Hundred Eighty Seven and 24/100 Dollars ($5,450,187.24), payable in the manner set forth below.

This Promissory Note (this “Note”) is being delivered by Maker to Payee pursuant to Section 2.6(c) of that certain Asset Purchase Agreement, dated as of August 31, 2018, by and among Maker, Payee and Jason A. Kestler (the “Purchase Agreement”), pursuant to which Maker is acquiring the Purchased Assets and assuming the Assumed Liabilities from Payee, each as set forth and in accordance with the Purchase Agreement. Capitalized terms not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

1. Interest. This Note shall bear interest from the date hereof until the Note is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise at a rate of four percent (4.00%) per annum, compounded annually (the “Applicable Rate”). Provided, however that if any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the rate of the Applicable Rate plus five percent (5.00%) per annum (the “Default Rate”) from the date of such non-payment until such amount is paid in full. All computations of interest shall be made on the basis of a year of 360 days, as the case may be, and the actual number of days elapsed. If at any time and for any reason whatsoever, the interest rate payable on the Note shall exceed the maximum rate of interest permitted to be charged by the Holder to the Maker under applicable law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable law.

2. Payment. The Note shall be paid in equal monthly installments of $35,214.94 each, with the first such installment being due and payable on September 15, 2018, and the final such installment (and all other outstanding amounts owed under this Note at such time, if any) being due and payable on or before November 15, 2036 (the “Maturity Date”). All payments of interest and principal shall be made in lawful money of the United States of America no later than 12:00 PM, Leesburg, Virginia time, on the date on which such payment is due by cashier’s check, certified check or by wire transfer of immediately available funds to the Holder’s account at a bank specified by the Holder in writing to the Maker from time to time. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note. If at any time any payment made by the Maker under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Holder or otherwise, the Holder’s obligation to make such payment shall be reinstated as though such payment had not been made.

3. Prepayment. Maker may prepay all or a portion of the outstanding principal balance under this Note without premium or penalty.

4. Application of Payments. All payments hereunder shall be applied as follows:

(a) first, to the payment of any late fees and delinquent interest on the outstanding principal balance;

(b) next, to the payment of accrued but unpaid interest on the outstanding principal balance;

(c) next, to payment of the outstanding principal balance; and

(d) the remainder, if any, to the reduction of outstanding principal.

5. Acceleration upon Default. At the option of the Holder, this Note shall become immediately due and payable without notice or demand upon occurrence of any of the following events of default (“Event of Default”):

(a) failure of Maker to pay when due any of the payments due under this Note and such failure is not cured within five (5) Business Days following Maker’s receipt of written notice of such failure;

(b) the commencement of any proceedings in bankruptcy by or against Maker or for the liquidation or reorganization of Maker, or if Maker is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of Maker’s debts, whether under the bankruptcy code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving Maker; provided, however, that if such commencement of proceedings against Maker is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings; or

(c) the appointment of a receiver or trustee for Maker or for any substantial part of Maker’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of Maker which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against Maker is involuntary; or

(d) any order, judgment or decree is entered against the Maker decreeing the dissolution or split up of the Maker and such order remains undischarged or unstayed for a period in excess of thirty (30) days; or

(e) the Maker ceases to be solvent or admits in writing its present or prospective inability to pay its debts as they become due; solvent shall mean that the Maker: (i) owns and will own assets, the fair saleable value of which are (A) greater than the total amount of its liabilities (including contingent liabilities) and (B) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

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6. Remedies upon Default.

(a) Upon the occurrence of an Event of Default, the Holder may employ an attorney to enforce the Holder’s rights and remedies and the Maker hereby agrees to pay to the Holder reasonable attorneys’ fees, plus all other reasonable expenses incurred by the Holder in exercising any of the Holder’s rights and remedies upon the occurrence of an Event of Default.

(b) The rights and remedies of the Holder as provided in this Note and any instrument securing this Note shall be cumulative and may be pursued singly, successively, or together against property or any other funds, property or security held by the Holder for payment or security, in the sole discretion of the Holder. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

(c) Upon the occurrence of an Event of Default, the Holder may at its option, by written notice to the Maker, declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable (provided, however that, if an Event of Default described in Section 5(b) shall occur, the principal of and accrued interest on the Note shall become immediately due and payable without any notice, declaration or other act on the part of the Holder), and exercise any or all of its rights, powers or remedies under this Note, the Purchase Agreement and applicable law.

7. Waiver. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any right and/or remedy on any future occasion.

8. Waiver of Protest. Maker expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note or the performance of the obligations under this Note. No renewal or extension of this Note, nor release or surrender of any collateral or other security for this Note, nor release of any person, primarily or secondarily liable on this Note, no delay in the enforcement of payment of this Note, and no delay or omission in exercising any right or power under this Note shall affect the liability of Maker.

9. Binding Effect. This Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. For the avoidance of doubt, in the event of the death of the Holder, this Note shall inure to the benefit of his heirs. The Maker may not assign or transfer any interest hereunder without the prior written consent of the Holder. In the event of the exclusive license or other disposition of all or substantially all of the assets of the Maker to a successor entity, the Maker shall assign this Note to such successor entity and such successor entity shall agree in writing to perform the Maker’s obligations set forth in this Note. This Note may be assigned or transferred by the Holder to any Person with the prior written approval of Maker and such approval may not be unreasonably withheld, conditioned, or delayed. Notwithstanding anything herein to the contrary, Holder may assign this Note to any Permitted Assignee without the consent of the Maker. A “Permitted Assignee” is: (1) any Person who is a shareholder or owner of the Payee; (2) the spouse of any Person who is a shareholder of the Payee; (3) any natural or adoptive lineal ancestor or descendant of a shareholder of the Payee; (4) the trustee of any trust for the benefit of a Person that is otherwise a Permitted Assignee under this definition; (5) the grantor or beneficiary of any trust that is a shareholder of the Payee; or (6) any Person, wherein a shareholder of the Payee holds more than fifty percent (50%) of the ownership interests (both capital and voting) in such Person.

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10. Governing Law. The rights of the Maker and Holder under this Note shall be determined under the laws of the State of Delaware. Any claim, suit action or proceeding relating to this Note shall be instituted in the Federal Courts of the United States Of America or the courts of the State of Alabama, in each case located in the city of Birmingham and the county of Jefferson, and Maker hereby waives any objection which the Maker may now or subsequently have to the venue of any such suit, action or proceeding in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and Maker further waives the right to object that any such court does not have jurisdiction over the Maker.

11. Waiver of Jury Trial. THE MAKER IRREVOCABLY WAIVES ANY AND ALL RIGHTS THE MAKER MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS NOTE, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS NOTE OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE MAKER ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

12. Notices. All notices or other communications hereunder shall be given in writing and shall be deemed to be duly given if delivered or mailed, first class postage prepaid, addressed as stated in Section 10.2 of the Purchase Agreement.

13. Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note and the Purchase Agreement constitute the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note. The words “execution,” “signed,” “signature,” and words of similar import in the Note shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq).

14. Miscellaneous. Headings used herein are for convenience only and shall not affect the meaning of any provision of this Note. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, Maker agrees to negotiate in good faith with Holder to modify this Note such that the promises contemplated hereby be consummated, to the greatest extent possible, as originally contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed as of the date first above written.

MAKER:

Ladenburg Thalmann Annuity Insurance Services LLC

By:	/s/ Drew Lawrence
Name:	Drew Lawrence
Title:	Senior Vice President and CFO

STATE OF Alabama__________)

COUNTY OF Jefferson________ )

I, the undersigned, a Notary Public in and for said County, in said State, hereby certify that Ladenburg Thalmann Annuity Insurance Services LLC, a Florida limited liability company, by and through its authorized agent, W. Drew Lawrence, whose name is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, executed the same voluntarily while physically within the State of Alabama, for and as the act of the limited liability company.

Given under my hand and official seal, this the _30th__ day of _August, 2018.

/s/ Rhonda Michele Padgett
NOTARY PUBLIC
My commission expires: October 31, 2019

STATE OF __________________ )

COUNTY OF ________________ )

I, the undersigned, a Notary Public in and for said County, in said State, hereby certify that this Promissory Note was delivered within the State of Virginia to Kestler Financial Group, Inc. on this day.

Given under my hand and official seal, this the _____ day of ____________, 2018

NOTARY PUBLIC

My commission expires: _______________________

Signature Page to Promissory Note